EXHIBIT 10.11

TERM OF ASSIGNMENT AND TRANSFER OF SHARES,
FINANCIAL SETTLEMENT AND RELEASE

PURCHASE AND SALE OF SHARES ISSUED BY
TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

Pursuant to the present instrument, the parties hereinafter identified:

(a) BID S.A., a corporation with headquarters at Av. Brasil, 331, Room 03, Terra Vermelha, in the city of Sorocaba, State of São Paulo, enrolled with the Corporate Taxpayer’s Registration Card — CNPJ under no. 02.573.260/0001-81, herein represented by its Executive Vice-President, Antonio Roberto Beldi, Brazilian, married, engineer, bearer of the ID Card — RG no. 4.169.337 SSP-SP and enrolled with the Taxpayer’s Identity Card — CPF/MF under no. 618.760.038-04, residing in the city of Sorocaba, State of São Paulo, with office at Av. Juscelino Kubitschek de Oliveira, 154, Lageado, in the city of Votorantim, State of São Paulo (hereinafter referred to as “BID”); BELPART PARTICIPAÇÕES LTDA., surviving entity of the merger of CABO PAULISTA S.A. into Belpart Participações Ltda., a limited liability company with headquarters in the City of São Paulo, State of São Paulo, at Rua Santa Clara, 49, 2nd floor, Room 4, Downtown, ZIP Code 18030-420, enrolled with the Corporate Taxpayer’s Registration Card — CNPJ/MF under no. 05.141.832/0001-41, whose organization documents are filed at JUCESP (Companies Registrar of the State of São Paulo) under NIRE no. 35.217.626.199, herein represented by its administrator, Mr. Antonio Roberto Beldi identified above (hereinafter referred to as “BELPART”); and SPLICE DO BRASIL TELECOMUNICAÇÕES E ELETRÔNICA S.A., a corporation with headquarters at Av. Juscelino Kubitschek de Oliveira, 154, Lageado, in the city of Votorantim, State de São Paulo, enrolled with the Corporate Taxpayer’s Registration Card — CNPJ under number 45.397.007/0001-27, herein represented by its Director Vice-President, Antonio Roberto Beldi identified above (hereinafter referred to as “SPLICE” and, along with BID and BELPART, the “Sellers”); and

(b) TELESP CELULAR PARTICIPAÇÕES S.A., corporation with headquarters at Rua Abílio Soares, 409, in the city of São Paulo, State of São Paulo, enrolled with the Corporate Taxpayer’s Registration Card — CNPJ under no. 02.319.126/0001-59, herein represented by its Directors Francisco José Azevedo Padinha, portuguese, married, engineer, bearer of RNE’s ID card V-248636-O and enrolled with the Individual Taxpayer’s Identity Card — CPF/MF under no. 055.063.577-70, residing at Rua Abílio Soares, 409, Paraíso, São Paulo, and Gilson Rondinelli Filho, brazilian, married, engineer, bearer of ID Card — RG no. 4.347.710 SSP/SP, and enrolled with the Taxpayer’s Identity Card — CPF/MF under no. 439.603.328-15, residing at Rua Abílio Soares, 409, Paraíso, São Paulo, (hereinafter referred to as “Buyer”), and still, as Consenting Interveners,

(c) BRASILCEL N.V., a corporation organized in accordance with and existing under the laws of Holland, with headquarters located at Strawinskyiaa 3105, Amsterdam, Holland, herein represented by its attorneys-in-fact Francisco José Azevedo Padinha, identified above, and Fernando Abella Garcia, spanish, single, economist, bearer of ID Card — RNE V275827-Q MJ-DPF/DELEMAF/SR/RJ, and enrolled with the Individual Taxpayer’s Identity Card — CPF/MF under no. 055.017.227-04, with offices located at Praia de Botafogo, 501, 7th Floor, Torre Corcovado — Botafogo, Rio de Janeiro, RJ (hereinafter referred to as “Brasilcel”); and

(d) FIXCEL S.A., corporation with headquarters at Rua Santa Clara, 49, 2nd Floor, Room 03, Downtown, in the city of Sorocaba, State of São Paulo, enrolled with the Corporate Taxpayers’ Registration Card — CNPJ under no. 02.792.099/0001-37, herein represented by its Executive Vice-President, Antonio Roberto Beldi, identified above, (hereinafter referred to as “Fixcel”).

     DECIDE to perfect and to formalize the Closing of the operations set forth in the Agreement for the Purchase and Sale of Shares (the “Definitive Agreement”) and in the Closing Term (the “Closing Term” and, along with the Definitive Agreement, the “Definitive Agreements”), entered into by the parties and interveners (or predecessors), respectively on March 24, 2003 and on April 11, 2003, according to which the Sellers are obliged to sell, and the Buyer is obliged to buy, shares held by the Sellers (successor companies or assignees) representing the control (the “Control Stock” or “Control Share”) of Tele Centro Oeste Celular Participações S.A. (“TCOPar”), according to the clauses and conditions set forth in this Term of Assignment and Transfer of Shares, Financial Settlement and Release (the “Settlement Term”).

1.	Definitions:

Unless otherwise explicitly defined, terms used in this Settlement Term will have the same meaning ascribed to them in the Definitive Agreements.

2.	Assignment and Transfer of Control Stock

2.1	The Sellers hereby assign, transfer and deliver to the Buyer, pursuant to the amounts and in the proportion indicated below, the Control Stock (or the rights to Control Stock as per item 2.3 below), consisting of the total amount of 77,256,410,396 (seventy seven billion, two hundred fifty six million, four hundred ten thousand, three hundred ninety six) common shares, representing 61.10% (sixty one point ten per cent ) of the voting capital and 20.37% (twenty point thirty seven per cent) of the total capital of TCOPar, not including the treasury stock in the amount of 5,791,393,886 (five billion, seven hundred ninety one million, three hundred ninety three thousand, eight hundred eighty six) common shares, free and clear of all liens, encumbrances, disputes, debts or burdens, legal or conventional, judicial or non-judicial, except as set forth in the new Annex 8.1.2 hereof, that substitutes, for all purposes, the Annex 8.1.2 of the Definitive Agreements.

Seller	Nº of Control Shares

BID	5,152,400,000
BELPART	67,374,010,396	(1)
SPLICE	4,730,000,000	(2)
Total	77,256,410,396

(1)	Of this total, 1,231,800,000 shares were acquired by Splice for Future Settlement, and will be transferred to BelPart and, subsequently, to the Buyer according to Clause 2.3.

(2)	Of this total, 318,200,000 shares were acquired by Splice for Future Settlement, and will be transferred to the Buyer according to Clause 2.3.

2.2 The parties hereby execute the transfer terms and other documents necessary to the registration, with the depositary institution in charge of bookkeeping of the shares of TCOPar, in its books and record of the transfer of 75,706,410,396 (seventy five billion, seven hundred six million, four hundred ten thousand, three hundred ninety six) Control Shares to the Buyer, whose copies constitute Annex 2.2 hereof.

2.3 The parties hereby execute the Private Instrument of Assignment and Transfer Right over Shares Acquired for Future Settlement, according to which Sellers assign, transfer and deliver to the Buyer, all rights held over the 1,550,000,000 (one billion, five hundred fifty million) remaining Control Shares, acquired for future settlement in the stock exchange, the copy of which constitutes the Annex 2.3 hereof.

3.	Price Ratification and Payment.

3.1 The Buyer and the Sellers hereby confirm and ratify the Price of the Control Stock, which, increased by the compensation set forth in the Definitive Agreement, is at the present date equal to R$1,505,511,001.57 (one billion, five hundred five million, five hundred eleven thousand, one real and fifty seven cents), corresponding to R$19.48719845 per thousand Control Shares, to be paid according to Clause 2.3 of the Definitive Agreement, as follows:

     (a) the amount of R$254,585,321.13 (two hundred fifty four million, five hundred eighty five thousand, three hundred twenty one reais and thirteen cents) is paid herein to the Sellers as per Clause 2.3.(a) of the Definitive Agreement, according to the written instructions given by the Sellers to the Buyer, according to which the Sellers give the Buyer the broadest, fullest, most, irrevocable and irreversible release, so that no more claims are made against the Buyer, as to this installment of the Price;

     (b) the amount of R$53,484,311.16 (fifty three million, four hundred eighty four thousand, three hundred eleven reais and sixteen cents) is hereby withheld as Collateral, in the form and for the purposes of Clause 4.4 of the Definitive Agreement, that shall be paid and released by the Buyer to the Sellers increased by the compensation and in accordance with the deadline set forth in Clauses 2.3(b), 4.4 and other applicable provisions of the Definitive Agreement;

     (c) the amount of R$80,226,466.74 (eighty million, two hundred twenty six thousand, four hundred sixty six reais and seventy four cents) will be paid by the Buyer to the Sellers, plus compensation and according to the term set forth in Clause 2.3(c) of the Definitive Agreement, such obligation being represented by 3 (three) promissory notes issued by the Buyer, in the amounts of R$5,351,105.34, R$69,957,478.99 and R$4,917,882.41, which are now being respectively delivered to BID, Belpart and Splice, in compliance with the provisions of Clause 2.3.1 of the Definitive Agreement;

     (d) the amount of R$1,105,784,019.55 (one billion, one hundred five million, seven hundred eighty four thousand, nineteen reais and fifty five cents) will be paid in cash, in installments, in the amounts, conditions and payment deadlines set forth in Annex 2.3(d) hereof, plus interest, inflationary adjustment, exchange variation and other charges incurred up to the date of each payment set forth in the referred Annex 2.3(d), that was prepared and determined according to the provisions of Clauses 2.3(d) and 5.6 of the Definitive Agreement and based on the relation of the Financial Obligation of the Sellers, in force on this date, that constitutes the new Annex 5.6, and the parties declare to agree expressly, with no reservations, with the related new Annexes 2.3.(d) and 5.6 hereof, that substitute, for all due purposes and effects, the Annexes 2.3(d) and 5.6 of the Definitive Agreements, observing the following:

          (d.1) out of this installment of the Price, the amount of R$18,711,031.22 (eighteen million, seven hundred eleven thousand, thirty one reais and twenty two cents) is totally paid at this term to the Sellers, according to the written instructions given by the Sellers to the Buyer, according to which the Sellers give the Buyer the broadest, fullest, most irrevocable and irreversible release, so that no more claims can be made against the Buyer regarding this installment of the Price; and

          (d.2) also out of this installment of the Price, the amount of R$74,550,018.02 (seventy four million, five hundred fifty thousand, eighteen reais and two cents) of the installment of the Price, covered by Clause 2.3(d) of the Definitive Agreement, as amended by this Clause 3.1(d), identified in item B.10 of the Annex 2.3(d) and in the corresponding item of Annex 5.6 hereof, already reflect the negotiations discussed between the Sellers and the BNDES Participações S.A. (“Bndespar”) involving the early liquidation by the Sellers of the respective Financial Obligation of the Sellers, identified in Annex 5.6. hereof. The referred installment will be due on 08/08/2003 to the Sellers, increased with the compensation corresponding to the CDI variation plus 2% (two per cent) per annum, calculated over the mentioned amount from the present date until the date of its effective payment to the Seller. The Buyer will have the right to pay the mentioned installment directly to Bndespar, in the form of Clause 5.7.1 of the Definitive Agreement, in case the Sellers do not present the Buyer, until the release maturity date of the referred installment, the following documents: (i) receipt issued by Bndespar according to which Bndespar acknowledges the payment and settlement of the Financial Obligation of the Sellers owed to Bndespar, with the subsequent settlement of the debentures issued by BID and subscribed by Bndespar; and (ii) documents proving the release and cancellation of the collateral obligation created on the Control Stock to guarantee the referred obligations of BID to Bndespar.

          (d.3) the Buyer and Brasilcel will be jointly liable for the benefit of the Sellers, each of them in the condition of principal payer, of the installment of the Price set forth in the Annex 2.3(d) hereof, the charges of which are or will come to be pegged to currency exchange gains or losses.

3.1.1 The parties acknowledge that the amount of R$11,430,882.99 (eleven million, four hundred thirty thousand, eight hundred eighty two reais and ninety nine cents) is owed by the Buyer to Sellers, in addition to the amount set forth in Clause 3.1(d) above, corresponding to the balance in favor of the Sellers derived from the costs and expenses of refinancing and/or settlement of the Financial Obligation of the Sellers incurred by the parties until this date, described in Annex 3.1.1 hereof, which is totally paid to the Sellers according to the written instructions delivered by the Sellers to the Buyer, according to which the Sellers give the Buyer the broadest, fullest, most irrevocable and irreversible release, so that no more claims are made against the Buyer regarding this installment of the Price. The Sellers will deliver to the Buyer the documents proving the referred costs and expenses, it being understood that, once there is an adjustment in favor of the Sellers or of the Buyer, such adjustment shall be added to or decreased from, according to the case, of the installment of the Price with a maturity date immediately subsequent thereto.

3.2 The Buyer, delivers to the Sellers the guarantees referred to in Clause 5.8 of the Definitive Agreement, issued based on the new Annex 5.6, whose copies constitute the Annex 3.2 hereof, that will be delivered by the Sellers directly to the respective creditors.

4.	Representations and Other Undertakings and Provisions pertaining to the Closing.

4.1 The parties consider effective and valid, for all due purposes, the instruments and contracts referred to in items (iii), (iv) and (v) of Clause 5.1 of the Closing Term, as provided for in Clause 5.2 of the Closing Term.

4.2 The Buyer hereby pays to BELPART the price set forth in the agreement of assignment of rights and obligations set forth in Clause 5.1 of the Definitive Agreement, and BelPart grants to the Buyer, separately, the corresponding release.

4.3 Representations:

     (a) The Buyer confirms that the representations and collateral guarantees of the Buyer contained in the Definitive Agreement or in its respective Annexes are, in their material aspects, true on this date, as if they had been made on the Closing Date.

(b) The Sellers declare and confirm to the Buyer as follows:

(i) The Sellers have performed, up to the present date, all their duties according to the terms of the Definitive Agreement, including the compliance by TCO and its controllers with the Performance Plan for the management of TCO, covered by Annex 5.3 of the Definitive Agreement, and have complied with, up to this Closing Date, the guidelines mentioned in Clause 5.3 of the Definitive Agreement, not having performed any of the acts described in Clause 5.3.1 which have not been previously informed to the Buyer according to terms of the same Clause 5.3.1. of the Definitive Agreement;

(ii) The Sellers confirm that the statements and guarantees of the Sellers contained in the Clauses 8.1.1, 8.1.2, 8.1.3, 8.1.4, 8.1.5, 8.1.6 and 8.1.7 of the Definitive Agreement or in its respective Annexes are, in their material aspects, true on this date, as if they had been made on this Closing Date, except for the amendments derived from TCO’s regular course of business. Particularly, the Sellers declare and guarantee that they continue to be holders of the Control Stock, according to the amounts and proportions indicated in Clause 2.1 above .

4.4 The Sellers deliver to the Buyer a declaration and a statement issued by the financial institution in charge of the register of the shares of TCOPar that confirms the amount of Control Stock effectively held by the Sellers on the Closing Date.

4.5 The Buyer confirms having received the documents referred to in item (ix) of Clause 6.2 of the Closing Term.

4.6 The Buyer waives the confirmation of availability of the corporate tax and accounting books of TCO; thus, the delivery of such books will occur, as the case may be, in headquarters of TCOPar and of each of the respective TCO Controlled Companies.

5.	Other Commitments.

     TCOPar, Splice and the Buyer shall communicate to their respective shareholders and to the market, through the publication of a notice of material fact, the Closing, on this date, of the sale of the control of TCOPar from the Sellers to the Buyer.

6.	Ratification to the Definitive Agreement.

     The parties and the interveners expressly ratify all clauses and conditions of the Definitive Agreements that have not been expressly amended by means of this Settlement Term, and confirm their respective obligations, which shall be totally fulfilled according to the terms of the Definitive Agreements, as amended by the present Settlement Term.

7.	Applicable Law and Venue.

The present Settlement Term shall be governed and construed in accordance with the laws of the Federative Republic of Brazil. The parties will try to solve amicably their disputes related to the Definitive Agreements and this Settlement Term, in good faith. If it is not possible to reach an amicable solution of the controversies that may arise from the interpretation or application of the Definitive Agreements, as amended by the present Settlement Term, such controversies and questions will be submitted to the exclusive jurisdiction of the courts of the Capital of the State of São Paulo, with preference over any other courts, irrespective of how privileged they might be.

In witness whereof, the parties sign this document in four (04) counterparts of equal tenor and form, in the presence of two (02) witnesses signed below.

São Paulo, April 25, 2003.

Sellers:

BID S.A.
Antonio Roberto Beldi
Director Vice-President

BELPART PARTICIPAÇÕES LTDA.
Antonio Roberto Beldi
Administrator

SPLICE DO BRASIL
TELECOMUNICAÇÕES E ELETRÔNICA S.A.
Antonio Roberto Beldi
Director Vice-President

[Signature Page of the Term of Assignment and Transfer of Shares, Financial
Settlement and Release dated as of 04/25/2003]

Buyer:

TELESP CELULAR PARTICIPAÇÕES S.A.
Francisco José Azevedo Padinha
Gilson Rondinelli Filho
Directors

Consenting Interveners:

BRASILCEL N.V	FIXCEL S.A.
Francisco José Azevedo Padinha	Antonio Roberto Beldi
Fernando Abella Garcia	Director Vice-President
Proxies

Witnesses:

1.	2.

In the event of any inconsistency between this free English translation and the Portuguese original of this Term of Assignment and Transfer of Shares, Financial Settlement and Release, the latter version shall prevail.